Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into this 30th day of September, 2018 by and between Maiden Holdings, Ltd. (the “Company”), and Arturo M. Raschbaum (“Executive”). WHEREAS, Executive is party to an Employment Agreement entered into between the Company and Executive dated as of November 1, 2011, as automatically extended on November 1, 2014 and November 1, 2017 (the “Prior Agreement”);                                     WHEREAS, during the course of his employment with the Company, Executive has received grants of equity and equity-based awards pursuant to the Company’s 2007 Share Incentive Plan, as amended and restated from time to time (such awards, the “Awards”, and such plan, the “Incentive Plan”);         WHEREAS, Executive has communicated his desire to retire; and                    WHEREAS, the Company and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s retirement and separation from service with the Company.        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:    1. Separation. Effective September 1, 2018 (the “Retirement Date”), Executive shall retire and separate from his position as President and Chief Executive Officer, as well as any and all other officer, director and committee positions with the Company and its subsidiaries, at which time his employment with the Company and its subsidiaries shall terminate. Such termination shall be treated as a termination without Cause for purposes of any of the Company’s employment and benefit plans.                2. Accrued Obligations. As soon as administratively practicable after the Retirement Date or at such later time as shall be required under the terms of an applicable compensation or benefit plan or agreement, Executive shall receive any portion of Executive’s base salary that is accrued but unpaid as of the Retirement Date, any accrued but unpaid vacation pay, any unreimbursed expenses for which proper documentation is provided, and, except with respect to any Awards and any separation benefits payable pursuant to the Prior Agreement, any other vested amounts and benefits that are to be paid or provided to Executive by the Company under the Company’s benefit plans, but which have not yet been paid or provided (as applicable) (the “Accrued Benefits”).                                                    3. Separation Benefits. In consideration for Executive’s General Release of claims in accordance with Section 7 below, Executive’s agreement to comply with the Restrictive Covenants (as defined below) and other promises and agreements herein, upon the Release Effective Date (or such later date, if required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Executive will be entitled to receive an lump-sum cash payment in an amount equal to $2,200,000.            4. Other Entitlements. Executive and the Company agree that the amounts paid or payable pursuant to this Agreement are in full satisfaction of any and all of the Company’s obligations with respect to payments and benefits to Executive, including without limitation any payments, benefits or entitlements under the Prior Agreement or related to any Awards, whether or not granted under the Incentive Plan. Without limiting the generality of the foregoing, Executive acknowledges and agrees that all Awards (whether or not then vested and exercisable) will be canceled and forfeited as of the Retirement Date. Notwithstanding anything in this Agreement to the contrary, Executive remains bound by the covenants and the provisions related thereto contained in Sections 5, 6, 7, 8 (the “Restrictive Covenants”) and 9 of the Prior Agreement. Upon a Change of Control (as defined in the Incentive Plan), Executive is released from all Restrictive Covenants.

5. Tax Withholding. The Company may deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local taxes required to be withheld pursuant to applicable law.
6. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation § 1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “retirement” or “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Any reimbursement or advancement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in‑kind benefit to be provided, during any other calendar year. The right to any reimbursement or in‑kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any other provision of this Agreement, if (i) Executive is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of Executive’s employment, then such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to Executive (or his estate, as the case may be) in one lump sum payment or otherwise provided to Executive (or his estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after Executive’s separation from service or (B) the fifth business day following Executive’s death.
7. General Release. As a condition to Executive’s receipt and retention of the consideration described in Section 3 above, he shall execute the General Release and Waiver attached hereto as Exhibit B hereto (the “General Release”) within 21 days after the Retirement Date, and not revoke the General Release within the revocation period set forth in the General Release (the date the General Release becomes irrevocable pursuant to its terms, the “Release Effective Date”). Nothing contained herein or in the Restrictive Covenants shall prohibit or restrict Executive (or his attorney) from responding to any inquiry by any regulatory organization or governmental entity, or shall be interpreted so as to impede Executive (or any other individual)

from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and shall not be not required to notify the Company that such reports or disclosures have been made.
8. Company Property. As of the Retirement Date, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, confidential information (within the meaning of the Restrictive Covenants), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Executive’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s confidential information (within the meaning of the Restrictive Covenants) or similar information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive shall promptly notify the Company and return/deliver such items to the Company.
9. Cooperation.
(a) After the Retirement Date, Executive agrees to be reasonably available to the Company or its representatives to briefly discuss matters relating to the responsibilities he held during his employment.
(b) At all times prior to, on or after the Retirement Date, Executive shall reasonably cooperate with any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that his obligations of cooperation under this Section 9(b) are not limited in time and may include, but shall not be limited to, the need for or availability for testimony, and that Executive’s activity pursuant to this Section 9(b) will be scheduled so that it does not unreasonably interfere with the then-current professional obligations of Executive, if any. Executive shall be compensated at the rate of $250 per hour for any such time spent assisting the Company pursuant to this Section 9, and shall be reimbursed for reasonable travel and other business expenses incurred by Executive at the request of the Company.
(c) The Company shall indemnify and hold harmless Executive from and against any losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorney’s fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by Executive in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that Executive was employed by the Company or arising out of or incidental to the business of the Company, to the maximum extent provided under the terms of the Company’s charter and by-laws or any other applicable documentation, in accordance with the terms and conditions set forth therein.
10.    Consequences of Breach. Executive agrees that the benefits provided pursuant to Section 3 of this Agreement are conditioned on his compliance with all of his commitments set forth in this Agreement, the Restrictive Covenants and the General Release. In the event of any breach of this Agreement, the Restrictive Covenants or the General Release by Executive, the Company shall provide notice of such breach to Executive to allow him an opportunity to cure such breach. In the event Executive fails to cure such breach within five days after notice of such breach, the Company shall be entitled to discontinue and recover all benefits paid or otherwise payable to Executive pursuant to Section 3 of this Agreement. In addition, Executive acknowledges that the provisions in the Restrictive Covenants are necessary to enable the Company to maintain its competitive position and any actual or threatened breach thereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of any actual or threatened breach of the Restrictive Covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper along with the Company’s attorney’s fees and court costs. The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.
11.    Enforceability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.
12.    Successors. This Agreement shall inure to the benefit of and be enforceable by Executive and by Executive’s personal or legal representatives, executors and administrators and by the Company and its successors and assigns. In the event of the death of Executive while any amounts are payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.
13.    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith) if to the Company, to the President and Chief Executive Officer, Maiden Holdings, Ltd., Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM 08 Bermuda; and if to Executive, to the last known address of Executive in the records of the Company, which Executive may update from time to time by way of the notice procedure set forth in this Section 13.
14.    Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s separation from the Company and its subsidiaries and affiliates and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates; provided, however, that Executive shall continue to be bound by the terms of the Prior Agreement to the extent expressly set forth in this Agreement. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s separation from the Company and its subsidiaries and affiliates that is not contained in this Agreement shall be valid or binding. Executive represents and acknowledges that in executing this Agreement, she does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.
15.    Waivers. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
16.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without giving effect to the principles of conflict of laws thereof. The Company and Executive hereby each consents to the exclusive jurisdiction of the state and federal courts sitting in New Jersey, with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without New Jersey, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within New Jersey shall be enforceable in any jurisdiction in which the Company or its affiliates do business.
17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
[Signature Page to Follow]

WHEREFORE, the Company and Executive, by their signatures below, evidence their agreement to the provisions stated above.

MAIDEN HOLDINGS, LTD. ___________________________________ Lawrence F. Metz President and Chief Executive Officer Date:
EXECUTIVE ___________________________________ Arturo M. Raschbaum Date:

EXHIBIT A
GENERAL RELEASE AND WAIVER
1. I, Arturo M. Raschbaum, in consideration of and subject to the performance by Maiden Holdings, Ltd. of its obligations under the Separation Agreement, dated September [], 2018 (the “Separation Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Separation Agreement.
2. I understand that any payments or benefits paid or granted to me under Section 3 of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time periods permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
3. Except as provided in Sections 5, 6, and 12 below and except for the provisions of the Separation Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, and which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).
4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 3 above.
5. I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release, including Claims under the Age Discrimination in Employment Act of 1967. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations, any severance benefits or other consideration to which I am entitled under the Separation Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, (iv) my rights under any equity awards that survive termination of employment in accordance with the terms of the Separation Agreement; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.
7. I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this General Release, whether or not such claims (if brought by me individually) are released by this General Release.
8. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become entitled to the benefits provided under the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 3 above as of the execution of this General Release.
9. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other regulatory organization or any governmental entity. Notwithstanding anything to the contrary contained herein, no provision of this General Release shall be interpreted so as to impede me (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of the Company to make any such reports or disclosures and I shall not be not required to notify the Company that such reports or disclosures have been made.
11.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the terms of the Separation Agreement after the date hereof.
13.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.    BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(c) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(d) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(g) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: __________________________ Arturo M. Raschbaum	DATED: __________________________

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